EXHIBIT 10.2

SHAREHOLDER VOTING AGREEMENT
This Shareholder Voting Agreement (this “Agreement”) is made and entered into as of January 16, 2019, by and among Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), Blue Valley Ban Corp., a Kansas corporation (“BVBC”), and the Common Shareholders (as defined herein) and the Series B Preferred Shareholder (as defined herein) who or which are signatories hereto (each such holder being referred to herein individually as a “Shareholder” and such holders being referred to herein collectively as the “Shareholders”).
RECITALS
A.Concurrently with the execution and delivery hereof, Heartland and BVBC are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of BVBC with and into Heartland;

B.Each Shareholder is the beneficial owner (as defined in Rule 13d‑3 under the Securities Exchange Act of 1934, as amended) of the number of shares of common stock, par value $1.00 per share (“Common Stock”), or of the number of shares of Series B Fixed Rate Cumulative Preferred Stock, par value $1.00 per share (“Series B Preferred Stock”), of BVBC as is indicated on the signature pages of this Agreement; and

C.In consideration of the execution and delivery of the Merger Agreement by Heartland, the Shareholders desire to agree to vote the Shares (as defined herein) over which the Shareholders have voting power so as to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:
1.Certain Definitions. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Common Shareholder” means any Shareholder who or which owns shares of Common Stock, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date.
“Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.
“Expiration Date” means the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article 8 thereof, (ii) a Change of BVBC Board Recommendation made pursuant to Section 6.2 and in compliance with Section 5.8(d) of the Merger Agreement, or (iii) the Effective Time.
“Series B Preferred Shareholder” means Castle Creek Capital Partners.
“Shares” means (i) all shares of Common Stock or Series B Preferred Stock owned, beneficially or of record, by a Shareholder as of the date hereof, and (ii) all additional shares of Common Stock or Series B Preferred stock acquired by a Shareholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date.
“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or sufferage of a lien or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2.Transfer Restrictions. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, no Shareholder shall, except in connection with the Merger or as the result of the death of such Shareholder (in the case in which the Shareholder is an individual person), Transfer any of the Shares, or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto, unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be Transferred shall have: (i) executed a counterpart of this Agreement, and (ii) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

3.Right to Vote.

(a)As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the BVBC Shareholder Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except for this Agreement or as otherwise permitted by this Agreement, each Shareholder has full legal power, authority and right to vote all of the Shares then owned, of record or beneficially, by such Shareholder, in favor of the adoption of the Merger Agreement and the transactions contemplated thereby (collectively, the “Proposed Transaction”) without the consent or approval of, or any other action on the part of, any other Person. Without limiting the generality of the foregoing, no Shareholder has entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting such Shareholder’s legal power, authority or right to vote the Shares on any matter. If a Shareholder is the beneficial owner, but not the record holder, of the Shares, such Shareholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in favor of the adoption of the Proposed Transaction.

(b)From and after the date hereof, except as otherwise permitted by this Agreement or prohibited by order of a court of competent jurisdiction, no Shareholder will commit any act that could restrict or otherwise affect such Shareholder’s legal power, authority and right to vote all of the Shares then owned, of record or beneficially, by such Shareholder. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, from and after the date hereof, no Shareholder will enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting such Shareholder’s legal power, authority or right to vote the Shares in favor of the adoption of the Proposed Transaction.

4.Agreement to Vote Shares.

(a)Prior to the Expiration Date, at every meeting of the shareholders of BVBC called, and at every adjournment or postponement thereof, and on every action or adoption by written consent of the shareholders of BVBC, each Shareholder (solely in the Shareholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to Section 5 of this Agreement, vote (i) in favor of adoption of the Proposed Transaction, (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation or business combination involving BVBC other than the Proposed Transaction; (B) any sale, lease or transfer of all or substantially all of the assets of BVBC; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of BVBC; or (D) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction (each of (ii) and (iii), a “Competing Transaction”).

(b)Notwithstanding any other provision of this Agreement, no Shareholder will be required to vote in favor of the Proposed Transaction (nor will the irrevocable proxy apply) if, and only if, BVBC and Heartland amend the Merger Agreement during the term of this Agreement and either (i) such amendment is not approved by the Board of Directors of BVBC or a special committee thereof or (ii) such amendment results in the Shareholder receiving different treatment or consideration for such Shareholder’s Shares than is received on a per share basis by the other Shareholders.

5.Grant of Irrevocable Proxy.

(a)Each Shareholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, Heartland and each of its executive officers and any of them, in their capacities as executive officers of Heartland, such Shareholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Shareholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares in favor of adoption of the Proposed Transaction.

(b)Each Shareholder represents that any proxies heretofore given in respect of such Shares that may still be in effect are not irrevocable, and that any such proxies are hereby revoked.

(c)Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked during the term of this Agreement. Each Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

(d)The attorneys and proxies named in paragraph 5(a) above may not exercise this irrevocable proxy to vote on any matter except as provided above. Each Shareholder may vote the Shares held by such Shareholder on all other matters.

6.No Solicitation. Except as otherwise permitted by the terms of the Merger Agreement, no Shareholder, solely in such Shareholder’s capacity as a shareholder, shall directly or indirectly, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or knowingly take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any BVBC Entity to any Person (other than Heartland) in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person with respect to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Competing Transaction.

7.Action in Shareholder Capacity Only. No Shareholder is making any agreement or understanding herein as director, officer, employee or agent of BVBC (if a Shareholder holds such position), and nothing in this Agreement (a) will limit or affect any actions or omissions taken by a Shareholder in the Shareholder’s capacity as such a director, officer, employee or agent, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit or restrict a Shareholder from exercising such Shareholder’s fiduciary duties as a director, officer, employee or agent of BVBC. Each Shareholder is signing this Agreement solely in such Shareholder’s capacity as a record holder and beneficial owner of Shares.

8.Additional Representations and Warranties of Shareholder. Each Shareholder hereby represents and warrants to Heartland as follows: (i) such Shareholder is the beneficial or record owner of the Shares indicated on the signature pages of this Agreement free and clear of any and all pledges, liens, security interests, claims, charges, restrictions, options or encumbrances; (ii) such Shareholder does not beneficially own any securities of BVBC other than the shares of Common Stock and/or shares of Preferred Stock set forth on the signature page of this Agreement; and (iii) such Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 5; (iv) this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable against such Shareholder in accordance with its terms subject to the Remedies Exception; and (v) the execution and delivery of this Agreement and the performance by such Shareholder of such Shareholder’s agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which such Shareholder is a party or by which such Shareholder (or any of such Shareholder’s assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect such Shareholder’s ability to perform such Shareholder’s obligations under this Agreement or render inaccurate any of the representations made by such Shareholder herein.

9.Exchange of Shares of Common Stock; Waiver of Rights of Appraisal; Regulatory Approvals. As required by the Merger Agreement, all shares of Series B Preferred Stock held by the Series B Preferred Shareholder will be converted into shares of Common Stock immediately prior to the Effective Time. If the Merger is consummated, the shares of Common Stock shall, pursuant to the terms of the Merger Agreement, be exchanged for the consideration provided in the Merger Agreement. Each Common Shareholder and the Series B Preferred Shareholder hereby waive any rights to demand purchase of any shares of Common Stock at fair market value as a result of the Merger, or rights to dissent from the Merger, that such Common Shareholder or the Series B Preferred Shareholder may have. Each of the provisions of this Agreement is subject to compliance with applicable regulatory conditions and receipt of any required Governmental Authorization.

10.Confidentiality. Each Shareholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each Shareholder hereby agrees not to disclose or discuss such matters with any Person not a party to this Agreement (other than such Shareholder’s counsel and advisors, if any) without the prior written consent of Heartland and BVBC, except for disclosures that such Shareholder’s counsel advises are necessary in order to fulfill any Law, in which event such Shareholder shall give notice of such disclosure to Heartland and BVBC as promptly as practicable so as to enable Heartland and BVBC to seek a protective order from a court of competent jurisdiction with respect thereto.

11.Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the Expiration Date.

12.Miscellaneous Provisions.

(a)Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Heartland, BVBC and the Shareholder against which it is enforced.

(b)Entire Agreement. This Agreement, the Merger Agreement and the ancillary agreements thereto constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings and representations and warranties, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(c)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(d)WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(e)Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

(f)Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, without limitation, each Shareholder’s estate upon the death of such Shareholder (in the case in which the Shareholder is an individual person), provided that, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto, except as expressly contemplated by Section 2, and except that Heartland, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more Affiliates of Heartland, but no assignment by Heartland under this Section 12(f) shall relieve Heartland of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void and of no effect.

(g)No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h)Cooperation. Each Shareholder agrees to cooperate fully with Heartland and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Heartland to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Each Shareholder agrees that Heartland and BVBC may publish and disclose in the Proxy Statement/Prospectus such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement.

(i)Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this

Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j)Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(k)Specific Performance; Injunctive Relief. The parties hereto acknowledge that Heartland and BVBC shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth in this Agreement. Therefore, each Shareholder hereby agrees that, in addition to any other remedies that may be available to Heartland or BVBC, as applicable upon any such violation, such party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity without posting any bond or other undertaking.

(l)Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if (a) delivered to the appropriate address by hand or overnight courier (providing proof of delivery), or (b) sent by e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the parties at the following address or e-mail address (or at such other address or e-mail address for a party as shall be specified by like notice): (i) if to Heartland or BVBC, to the address or e-mail address provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to a Shareholder, to such Shareholder’s address or e-mail address shown below such Shareholder’s signature on the signature pages hereof.

(m)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties to this Agreement and delivered to the other parties to this Agreement; it being understood that all parties to this Agreement need not sign the same counterpart.

(n)Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(o)Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

(p)Several and Not Joint. Each of the Shareholders makes the representations, warranties and agreements contained herein individually and severally and not jointly with any other Shareholder or Person.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.
HEARTLAND:

HEARTLAND FINANCIAL USA, INC.

By: /s/Lynn B. Fuller
Name:    Lynn B. Fuller
Title:    Executive Operating Chairman

BVBC:

BLUE VALLEY BAN CORP.

By:  /s/ Robert D. Regnier
Name:    Robert D. Regnier
Title:    Chairman, President and
Chief Executive Officer

COMMON SHAREHOLDERS:

By:  /s/ Robert D. Regnier
Robert D. Regnier
Address:     c/o Blue Valley Ban Corp.
11935 Riley Street
Overland Park, Kansas 66213
Telephone:     (913) 338-2000
E-Mail:     bregnier@bankbv.com
Shares of Common Stock Beneficially Owned: 1,706,148

CASTLE CREEK CAPITAL PARTNERS

By:  /s/ Anthony R. Scavuzzo
Anthony R. Scavuzzo
Principal
Address:     6051 El Tordo
Rancho Santa Fe, CA 92067
Telephone:     (708) 289-7024
E-Mail:     tscavuzzo@castlecreek.com
Shares of Common Stock Beneficially Owned: 1,008,622

 /s/ Thomas A. McDonnell
Thomas A. McDonnell
Address:     4909 Sunset Drive
Kansas City, MO 64112
Telephone:     (816) 377-3424
E-Mail:     mcd911@icloud.com
Shares of Common Stock Beneficially Owned: 443,948

 /s/ Donald H. Alexander
Donald H. Alexander
Address:     2642 Bulrush Lane
Naples, FL 34105
Telephone:     (913) 522-9880
E-Mail:     DAlexandr@earthlink.net
Shares of Common Stock Beneficially Owned: 344,593

 /s/ Robert D. Taylor
Robert D. Taylor
Address:     5213 Arbor Drive
Prairie Village, KS 66207
Telephone:     (316) 393-8344
E-Mail:     btaylor@taylorfinkc.com
Shares of Common Stock Beneficially Owned: 62,147

 /s/ James L. Gegg
James L. Gegg
Address:     11213 Meadow Lane
Leawood, KS 66211
Telephone:     (913) 221-4929
E-Mail:     geggj75@yahoo.com
Shares of Common Stock Beneficially Owned: 23,659

 /s/ Anne D. St. Peter
Anne D. St. Peter
Address:     1703 Wyandotte Ave.
Kansas City, MO 64018
Telephone:     (913) 787-1402
E-Mail:     anne.stpeter@global-prairie.com
Shares of Common Stock Beneficially Owned: 12,633

SERIES B PREFERRED SHAREHOLDER:

CASTLE CREEK CAPITAL PARTNERS

By:  /s/ Anthony R. Scavuzzo
Anthony R. Scavuzzo
Principal
Address:     6051 El Tordo
Rancho Santa Fe, CA 92067
Telephone:     (708) 289-7024
E-Mail:     tscavuzzo@castlecreek.com
Shares of Series B Preferred Stock Beneficially Owned: 471,979